Exhibit 4.30

Technical Service Agreement
(Including Technical Training and Technology Intermediary Services)

Project Name: Agreement 07DX095 on Network-wide Wireless Value-added Services

Agent (Party A): China United Telecommunications Corporation

Principal (Party B): Beijing AirInbox Information Technologies Co., Ltd. (seal)

Place of Execution: Haidian District, Beijing
Date of Execution: September 1, 2007
Validity Term: September 1, 2007 to June 30, 2008

China Unicom
Agreement on Network-wide Wireless Value-added Services

2007

China Unicom
Agreement on Network-wide Wireless Value-added Services

Master Agreement No.: CUVAS-A2007-0092

Party A: China United Communications Corporation

Party B: Beijing AirInbox Information Technologies Co., Ltd.

Date of Execution: ______, 2007

Contents

Recital	5
Chapter I Whereas	5
Chapter II Definition	6
Chapter III Business Mode	6
Chapter IV Rights and Obligations of Both Parties	7
Chapter V Management Mechanism	9
Chapter VI Work Interface and Maintenance	12
Chapter VII Credit Rating Evaluation	14
Chapter VIII Complaint and Default Handling	15
Chapter IX Customer Service	21
Chapter X Billing, Settlement and Charge Agency	23
Chapter XI Intellectual Property Rights	26
Chapter XII Alteration or Termination of Agreement	26
Chapter XIII Confidentiality	27
Chapter XIV Force Majeure	29
Chapter XV Applicable Law and Dispute Settlement	29
Chapter XVI Miscellaneous Provisions	30
Signature page (no text on this page)	31
Annex I Definition	32
Annex II List of Default Acts	37
Annex III Evaluation of Credit Rating	46
Annex IV List for Proportion of Distribution	47

Recital

1.	This Agreement is signed in Beijing on ________ between the following two parties:

China United Telecommunications Corporation (hereinafter “Party A”), a company duly established and validly existing in accordance with the laws of China, with its domicile at: A 133 Xidan Beidajie, Xicheng District, Beijing, and legal representative: Chang Xiaobing.

Beijing AirInbox Information Technologies Co., Ltd. (hereinafter “Party B”), a corporation duly established and validly existing in accordance with the laws of China, with its address at: 33/F, Tengda Plaza, 168 Xiwai Dajie, Haidian District, Beijing, and legal representative: Wu Linguang.

2.
Application scope: For convenience of writing, this Agreement consists of the text (hereinafter the “Text”) and annexes (hereinafter “annexes”). The text and annexes constitute integral parts of this Agreement.

3.
The text and annexes of this Agreement, together with its supplementary and modified texts, are provided by Party A, and shall take effect through negotiations between Party A and Party B and as per agreed conditions and/or procedures.

4.
If Party A and Party B carry out value-added services other than the services under this Agreement in the future (hereinafter “new value-added services”), Party A and Party B may negotiate amicably about the same or sign a separate agreement on the new value-added services, or incorporate the new value-added services in this Agreement and apply in accordance with provisions hereof.

Chapter I Whereas

1.1
Party A is a telecom operation company providing basic telecom services and value-added telecom services to the public nationwide with the approval of the information industry authority under the State Council, and possesses its own telecom basic network, value-added service platform, service sales system and vast base of customers. Party A has the full authority to sign and perform this Agreement.

1.2
Party B is a service provider (SP) legally providing wireless value-added services, and has the qualification for carrying out services under this Agreement, and has obtained the following supporting documents:

a.	Business License No. 110108003734369
b.	Business License for Inter-regional Value-added Telecom Service No. B2-20040152
c.	Qualification Certificate for Value-added Service Operation and Maintenance No.10090300
d.	Qualification Certificate for Value-added Customer Service No. HG2007100
e.	Other qualification certificates certifying qualification and capability for carrying out value-added services; and

f.	Certifying documents satisfying qualification or access conditions and/or documents certifying pass-test recognized by Party A.

1.3	Party B expects to provide value-added service based on Party A’s mobile communication network and value-added service platform, and has the full authority to sign and perform this Agreement.

1.4
Party B has effectively signed the Information Security Guarantee Liability Statement, Anti-Commercial Bribe Assurance Liability Statement and other documents with different names but similar content, and is willing to undertake any liability on information security in accordance with provisions of relevant laws and regulations.

Given the above conditions, both parties sign this Agreement on the principles of equality and mutual benefit, complementary advantages and priority in efficiency, and for purpose of developing and enriching healthy wireless value-added services and on basis of realizing win-win. Both parties exercise their rights and fulfill obligations in good faith.

Chapter II Definition

Unless otherwise separately defined in the provisions of this Agreement, or subject to other written interpretations by Party A and Party B, the definitions for all relevant terminologies in this Agreement are as described in Annex I. For other relevant terms not explicitly specified in this Agreement, the interpretation is made in accordance with the laws and regulations of China, and stipulations of government authorities, or policy stipulations by competent department or with reference to the industry practices when no interpretation can be found from the said documents.

Chapter III Business Mode

3.1 The term of “wireless value-added service” in this Agreement refers to all kinds of information service and application businesses introduced to Party A’s users by Party B on the basis of Party A’s mobile network and value-added service platform.

3.2 The main types of wireless value-added service include U-SMS, U-Info, voice message service, U-Mail, U-Magic, color ring back tone (CRBT), mobile TV and Multimedia Messaging Service (MMS), and the service types are constantly increased with technology innovation and service innovation.

3.3 Party A shall charge Party B with communication fee for providing mobile network and value-added service platform to the users; and Party B charge its users with information service fee for providing wireless value-added services to the users, while such information service fee is charged/collected upon entrustment of Party A by Party B.

3.4 Party A charges Party B with certain fee for providing network resources, user resources, access services and charge/collection agency services to Party B, and such fee is shared in proportion of information service fee as agreed upon between Party A and Party B. The specific collection method, sharing proportion, billing, and settlement and charge agency are detailed in Chapter X of this Agreement.

3.5 Unless otherwise agreed upon between both parties, Party B shall recognize any change of wireless value-added service and business mode as proposed by Party A for business development, and assist Party A in accomplishing the said change.
3.6 In the event that the state industry-specific competent authority introduces relevant policies, Party A and Party B shall comply with such policies.

Chapter IV Rights and Obligations of Both Parties

Rights and Obligations of Party A

4.1 Party A shall provide network resources and user resources for Party B with charge, and offer access services to Party B, and be responsible for billing/charge agency.

4.2 Party A has the right to establish or modify business specification, management methods, quality standard and/or service standards in accordance with the business and market development conditions, and inform Party B in an appropriate way for Party B to observe.

4.3 Party B has the right to review services applied by Party B, and choose the fittest in accordance with the service development, credit rating and default conditions of Party B, reward Party B in creating innovative service, and supervise the customer service quality of Party B.

4.4 Party A shall be responsible for construction and maintenance of SP service system, guarantee normal operation of the system, and use the SP service system for issuing notice/bulletin, service management methods and relevant policies, and manage and update the relevant information. Party A shall inform Party B of the user name and password in the SP service system so that Party B can log on SP service system.

4.5 The contract information, settlement information, complaint and default treatment information generated in the SP service system by Party A, including but not limited to, the issuance, reply, confirmation and remarks on data, form and annexes, shall be deemed as evidences of communication between both parties, unless specifically pointed out; and be governed by the time upon arriving at Party B’s SP service system access points. Party A may provide appropriate backup and query functions in the SP service system, but is not responsible for complete storage or re-providing the said information.

4.6 Party A shall assign a corporation code to Party B to identify Party B in the billing and settlement system, value-added service platform system and customer service system. Party A guarantees stability of corporation code obtained for Party B, and acknowledges that the corporation code is identical to the corporation name of Party B for expression in the system of Party A.

4.7 Party A has the right to review and test the services applied for by Party B, and issues the written recognition document to Party B after the test is passed, or confirm in an appropriate way in the SP service system. The time for formal opening of the service is governed by the time when Party A formally opens and charges.

4.8 Party A has the right to request Party B for cooperation in handling and timely resolving relevant litigation, arbitration and other disputes arising from services of Party B.

4.9 Party A has the right to automatically deduct all the costs arising from disputes such as litigation and arbitration with Party A and/or branches of Party A as the defendant or respondent and arising from services of Party B from the due settlement payment to Party B, including but not limited to, the arbitration cost, notarial fee, appraisal cost, attorney fee and travel expenses. If the due settlement payment to Party B is insufficient for deduction, Party A has the right to demand payment by Party B.

Rights and Obligations of Party B

4.10 Party B is responsible for content development, platform construction and maintenance, market promotion and customer service of the value-added service.

4.11 Party B shall strictly observe the service specification, management methods and other service quality standard, wireless operation and maintenance specification, customer service standard and other relevant documents established or to be established from time to time.

4.12 Party B shall strictly observe the state laws and regulations and national policies on information industry, and may not violate the relevant content as specified in the Information Security Guarantee Liability Statement and Anti-Commercial Bribe Assurance Liability Statement that it has signed. Any violation of the said statements by Party B shall be deemed as fundamental breach.

4.13 Party B may use its user name and password in the SP service system to log on SP service system, and realize such functions as value-added service application, company information maintenance and information communication on carrying out value-added service through the system. Party B shall truthfully register/timely update its information, including name, designated bank, account, contact person and customer service, and voluntarily preserve the contract information, settlement information, compliant and default handling information generated by the SP service system in an appropriate way.

4.14 Party B shall keep its user name and password for logging on SP service system appropriately at its own accord, and may not allow any third party to use the same. For any loss to the Party A and/or Party B or users in that the user name and password are known by others for reasons of Party B itself, Party B shall assume the relevant responsibility.

4.15 For application for new service or change of existing services, Party B shall file a written application to Party A or submit valid application in the SP service system of Party A, and forward its qualification certificate proving its qualification for operation of the service item.

4.16 The value-added service carried out by Party B must pass the technical tests as necessary. Starting from the date of testing, if the tests required by Party A are failed to pass for three times for reasons of Party B, and the service application becomes obsolete, the costs for the technical test shall be borne by Party B itself. Party B has to re-submit service application if it desires to continue carrying out the service.

4.17 Party B shall provide the network interface and authority for service inquiry and service cancellation to Party A; and upon request of Party A, provide Party A with data reports such as user development status, user classification, and user use habit and service prospect forecast, and deliver the user data as required for service management to Party A on a timely basis to guarantee real-time update of Party A’s user database.

4.18 Party B shall neither publicize any competitor with business scope the same as or similar to that of Party A nor make any statement favorable to such competitors in the services that it provides.

4.19 Without prior consent of Party A, Party B may not embed services in the mobile terminal or UTK/STK and OTA card either by itself or together with other mobile terminal manufacturers.

4.20 Party B is responsible for security and legality of the information content and service that it provides, and sees that the service it provides is free from any hidden trouble that may damage the interests of Party A’s mobile communication network, value-added service platform or any other third party. Party B shall compensate any and all economic losses of Party A and/or third party due to its violation of the said stipulations, and publicly state its responsibility in an appropriate way to eliminate adverse effects.

4.21 Before providing service (including market promotion and service publicity) to users, Party B must fully inform the users of the content of the service item, methods of provision, charge standard (information rate and communication fee), and customer service telephone number and any other content that the customer desires to know in order to customize the service and pay the charges. Party B may not start to provide the service for its customers before verifiably obtaining customization confirmation from the customers.

4.22 When providing services to users, Party B may not cause the user to customize service or collect charges, or cause unnecessary extra burden to the users in any illegitimate manner, including but not limited to, constraint, enticement, cheat and deception.

4.23 In the event that any form of user-oriented wireless value-added service is provided by any third party via Party B’s maintenance interface, Party B shall assume all such responsibilities. In this context, Party A shall not assume any responsibility for the user or any third party.

4.24 When providing value-added services to the users, Party B may not conduct any act as listed in Annex II hereto, Default Act List, or engage in any act detrimental to the interests of Party A and/or the user, or provide supports to any act detrimental to the interests of Party A and/or the user.

Chapter V Management Mechanism

5.1 Party A determines the access of Party B and its service through methods such as evaluation. The basic access conditions are as follows:

5.1.1 Party B possesses the legal qualification for wireless value-added service, including corporate business license and operating license for value-added telecom business in the relevant business scope, of which qualification meets the relevant requirements in the Measures for the Administration of Permits for Operation of Telecommunication Business (Decree No.19 issued by the Ministry of Information Industry);

5.1.2 Party B possesses powerful strength in terms of company scale, content or technical resource, and promotion channel and operation experience;

5.1.3 Party B possesses the capability of telecom-level operation and maintenance, and meets the Requirements of China Unicom on Value-added Service Provider in Operation and Maintenance Management in terms of equipment room condition, maintenance organization, security management, daily maintenance management, access method and key indicators, specifically including:
(1) Operation and maintenance management: equipment room condition, maintenance organization and post setup, security management, failure and system data change management, daily maintenance management shall meet the relevant requirements;
(2) Access mode: dedicated line, VPN access;
(3) Key performance indicators: The U-SMS gateway to SP connectivity success rate, WAP business service response time, WAP service page access success rate and equipment 7*24 operation availability meet the relevant requirements;
(4) For China Unicom value-added service provider operation and maintenance training certificate and network-wide service, the operation and maintenance personnel shall not be fewer than three per unit for obtaining training certificate at the beginning as required for network-wide service, and the number of personnel for obtaining training certificates shall be increased accordingly with the expansion of service;

5.1.4 Party B shall have perfect and standardized customer service system, with specific requirements complying with relevant provisions of Chapter IX, Customer Service.

5.2 Party A performs appraisal and withdrawal mechanism on Party B and its services respectively.

5.2.1 Party A conducts appraisal on Party B on the basis of service development condition, customer service quality, operation and maintenance quality and credit evaluation rating of Party B, with specific requirements complying with the applicable provisions of this Agreement and relevant management methods of Party A. This Agreement shall be terminated if Party B fails to meet the agreed standards, including but not limited to the following:
(1) Accumulating three times of warning from inspection over customer service or once rectification in duration of more than two weeks in a quarter;
(2) Exit of certain type of service resulting from exit of single service item, exit of qualification resulting from exit of certain type of service.

5.2.2 Party A conducts appraisal on individual service of Party B on the basis of indicators such as individual item of business income, number of users in use and service maintenance quality, and any service failed to meet the agreed standard is sent off line, including but not limited to the following:
(1) U-SMS: Up to 10000 pieces respectively for monthly charge downlink (MT) and free-of-charge downlink (MT) on-demand service, and up to 2000 users for customized services.
(2) CDMA 1X/GPRS service: The two types of services are supportive and not included in the scope of appraisal for individual item of business income.
(3) Service operation and maintenance indicator appraisal: Service performance indicators, such as U-SMS gateway to SP connectivity success rate, WAP business service response time, WAP service page access success rate and equipment 7*24 operation and availability, are appraised monthly in accordance with the Requirements of China Unicom on Value-added Service Provider in Operation and Maintenance Management. Any service failed to meet the standard shall be shielded for rectification, while any service accumulating three times of rectification or once shielding rectification in duration of more than two weeks in one quarter is sent off line;

5.2.3 The appraisal and withdrawal is conducted on a quarterly basis.

5.2.4 If Party B withdraws upon appraisal, Party A will not accept its resubmitted qualification application principally within one year; for service type withdrawn upon appraisal, the application resubmitted for service of the type is principally not accepted within one year.

5.2.5 Party B or Party B’s service of new access within the first three months (three entire billing months from the opening of service) is not involved in the appraisal and withdrawal mechanism as the first three months are the supportive period.

5.3 Principally, Party A does not permit any business transfer between SPs, unless otherwise explicitly agreed upon between Party A and Party B, or subject to prior consent of Party A. Party B may not transfer any business that it carries out to any third party. Any transfer in violation of this Agreement shall be deemed as default of Party B, Party B undertakes the relevant default liability.

5.4 In the event that the subject of Party B changes (i.e., change of subject in the operating license for value-added telecom service and business license), Party B has to fully settle the charges due to Party A, and applies for handling relevant transfer formalities only when no outstanding default item remains.

5.5 The charge standard for network-wide transfer service is as follows:
(1) For transfer of U-SMS service type and voice message service type (10159), collect the service charge at the rate of RMB 100 000 per type of service;
(2) For transfer of other services, collect the service charge at the rate of RMB 50 000 per type of service.

5.6 Party B shall guarantee that the third party transferee has the qualification and capability not lower than that of Party B for carrying out the value-added service under this Agreement, and has to meet the relevant requirements for service transfer in Party A’s service specification and management methods. After completion of change, all the rights and obligations agreed upon in this Agreement shall be undertaken by the new subject.

5.7 The transferor or transferee involved in the service transfer must pay the relevant cost and expenses incurred from assistance and cooperation in service transfer to Party A, including cost related to line commissioning, data change and customer service.

5.8 Party A encourages and supports service innovation of Party B, and is responsible for establishing and implementing innovative service management mechanism. The innovative services include but not limited to the following:
(1) No similar service or application in the existing network, with service of novel design and unique function; or
(2) The content resource featured by monopoly or scarcity, and difficult to imitate or obtain within a short period; or
(3) Service or application with uniqueness, and possessing independent intellectual property rights such as patent and invention.

5.9 Party A determines the innovative services through periodic evaluation.

5.10 Party A offers green channel service to innovative businesses, specifically gives priority to links such as business handling, examination, testing and logging on, and designates dedicated service manager to assist and guide in preparation of innovative service materials and business testing, and provides whole-process follow-up, coordination and feedback to the business handling.

5.11 Party A provides half-year period of business development for innovative businesses, and open up special area in the new product online column.

5.12 The period for Party A to support new businesses extends to half a year, during which the innovative business is kept out of any appraisal or exit.

Chapter VI Work Interface and Maintenance

6.1 During the term of this Agreement, Party A and Party B are responsible for maintenance of their respective interfaces with the equipment connection point as boundary. The work and maintenance interfaces of Party A and Party B are as shown in the following figure.

Sketch for Maintenance Interfaces of Both Parties

6.2 Maintenance Responsibility of Party A

6.2.1 The hardware and software system for Party A’s mobile data network and its value-added service platform shall be input by Party A.

6.2.2 Party A cooperates with Party B in communication lines for connecting gateways or servers of Party A to the servers of Party B.

6.2.3 Party A has the responsibility for opening its technology protocol standard and interface standard related to its value-added services.

6.2.4 Party A is responsible for normal network communication within the responsibility scope of Party A in the above sketch, and undertakes maintenance responsibility in network failure not caused by Party B. For any abnormal overload data or information transmission rate that has influences over network operation safety of Party A, Party A has the right to restrict such transmission.

6.2.5 Party A has the right to control and adjust the data flow and port of the maintenance interface belonging to Party A, and has to inform Party B of the results.

6.2.6 Party A has the right to make necessary testing and data statistics on services provided by Party B at any time during service operation, and has the right to request Party B to rectify in line with the management regulations of Party A on wireless value-added services according to the test results.

6.2.7 Party A is responsible for providing Party B with data flow statistics in Party B’s use of communication channels, and guarantees reliability and timeliness of the statistical data.

6.2.8 Party A shall notify Party B of any transmission interruption caused by debugging and maintenance of gateway or other network devices or foreseeable reasons, including the specific cause, time and period of the interruption.

6.2.9 Party A guarantees notification to Party B in time and within a reasonable period upon any transmission interruption caused by unforeseeable reasons such as gateway problem or other network failure.

6.3 Maintenance Responsibility of Party B

6.3.1 Party B is responsible on its own for construction and maintenance of its system, including work and expenses related to hardware devices, system debugging, opening and system maintenance of the wireless value-added services under this Agreement.

6.3.2 Party B is responsible for interconnection between Party B’s system and Party A’s gateways or servers, and undertakes application, rent and maintenance of relevant communication lines, and the costs incurred therefrom.

6.3.3 Party B guarantees that debugging, opening and system maintenance work of its system may not be performed during the busy time of Party A, and that work with possible major influence on the users must be done during late night, so as to minimize the influence on user’s use of wireless value-added service. Party B guarantees that the said work will not influence normal operation of Party A’s network, and it will assume the relevant responsibility for Party A’s network system failure incurred therefrom.

6.3.4 Party B must notify Party A in a written form or any other form as appropriate (such as via SP service system) prior to debugging, opening and system modification work on its system, and make known to the users through valid forms such as mail, advertisement or short message upon confirmation by Party A, and guarantees minimized influence on the users.

6.3.5 Party B shall comply with Party A’s adjustment and arrangement of data flow under emergency conditions to guarantee normal and stable value-added services of various types.

6.3.6 When transmitting various data or messages to Party A, Party B guarantees that the data flow will not damage the safe load of the network. For any abnormal overload data or message transmission rate that may influence safe operation of Party A’s network, Party A has the right to restrict the transmission.

6.3.7 Party B guarantees 24-hour uninterrupted system maintenance.

Chapter VII Credit Rating Evaluation

7.1 During the term of this Agreement, the credit and honesty level of Party B shall be evaluated in accordance with the default and violation situations, user complaint and cooperation level of Party B in business operation, and comply with applicable provisions in this Agreement and applicable incentive and restraint policies on basis of the evaluation.

7.2 The credit rating is measured with point system divided as follows:

Credit rating	Credit Points	Applicable Policy	Specific Content
Excellent	90≤points≤100	Supportive development	Including but not limited to:
1) Application for “Green Channel” for service application
2) Party A assists in providing relevant user data and supports Party B in business development.
3) Apply for group sending short message or WAP PUSH in accordance with business conditions.
4) Release more supportive policies at irregular intervals.
Good	70≤points≤90	Standard policy
Fair	60≤points≤75	Restricted development	1) Lower by 5% in distribution share.
2) Stop declaration of newly added service types, and stop declaration of newly added services under former service types
Poor	0≤points<60	Termination of agreement	Overall termination of business.

In which:
(1) Notes to Credit Rating:
➢	Variation range of credit points: 0~100 points, of which four credit ratings are established: excellent, good, fair and poor.
➢	Initial point for SP credit: 80 points, initial credit rating: good.
(2) Notes to applicable policies:
➢	Supportive development refers to the friendly policies introduced by Party A to facilitate value-added services and promote business development of Party B, which apply when Party B is eligible.
➢
Standard policy refers to the applicable provisions in this Agreement between Party A and Party B. Unless otherwise explicitly stated in a written form, Party B is ineligible for supportive policies introduced by Party A.

➢	Restrictive development refers to the restrictive policies introduced by Party A for reducing business of Party B in an appropriate way, which apply when Party B is eligible.
➢
Termination of agreement indicates that when the credit rate of Party B is lower than 60 points, Party A has the right to terminate this Agreement, and suspend all the value-added services under this Agreement. When such circumstance exists, Party A shall timely inform Party B in an appropriate way, and handles the same in accordance with the provisions on termination of relevant agreements in this Agreement.

7.3 During the term of this Agreement, Party A shall conduct credit evaluation on all SPs and publish the credit terms to SPs before the 15th day of each month. For impact factors on credit evaluation and methods for adding or subtracting points, please refer to Annex III, Evaluation of Credit Rating.

Chapter VIII Complaint and Default Handling

8.1 Party A and Party B should strictly observe the provisions of this Agreement. When any party fails to fulfill its obligation, warranty or undertaking, or violates its statement under this Agreement resulting in damage to the interests of the other party or inability for further carrying out business, the failure or violation shall constitute default.

8.2 In the event that the default of either party causes adverse social influence or economic loss to the other party, the observant party has the right to look into the responsibility of the default party, and request the default party to eliminate the influence and compensate the relevant economic losses; besides, it has the right to terminate the agreement.

8.3 The non-standard business conduct of Party B is classified into two types: default and violation. Except for the default liabilities as stipulated in this chapter, Party B’s deviation from Party A’s business specification or relevant management methods shall constitute violation, and consequently Party B shall assume relevant responsibilities.

8.4 Party A shall handle the violation act of Party B in accordance with the relevant business specification or management method, including but not limited to, violation service mask and credit point deduction. In case of any discrepancy in management provisions between this Agreement and the said specification or method for the same act, this Agreement shall prevail.

8.5 Party A shall establish the service mask mechanism, and implement service mask on relevant services of Party B in accordance with the user complaint, and issue service mask notice to Party B via the SP service system.

8.5.1 Service default/violation mask: The services with default/violation act shall be handled on the principle of “collecting evidence and masking service, and then handling the default case”. Mask the service first, and then go to the flow process of service default/violation handling. The default/violation acts include but not limited to the following:
➢	Service messages provided are vulgar and unhealthy in the content, and in violation of relevant stipulations of the state laws and regulations;
➢	Service messages provided are unlawful in the content, concerning for example feudal superstition, gambling, drug, gangland, guns and magic potions;
➢	Service messages provided are reactionary in the content;
➢	Certain service is not subscribed by the users, but customized to the users by cheating, coaxing or secret way through technical means;
➢	Fool users into reply for customization or charge deduction through unauthorized group sending of promotion messages or by other means;
➢	The user does not initiate any call for 10159XXXXX service but is illegally initiated with calls and deducted with message charge.

8.5.2 Service Group Sending Mask: refers to the service mask on relevant services due to the user complaint that the bad messages it receives concern publicity of the value-added services (e.g. IVR service). If the complaints lodged by the users on certain service are more than 200 (inclusive) in 1 month, the service shall be masked for 2 weeks. If no subsequent complaint is received upon expiration of the service mask period, the service is re-opened; If such complaint is still received upon expiration of the service mask period, the service will be further masked as per the above rules.

8.5.3 Service Mask Mode (See the table below)

	Service type	Mask method
	U-Info	Service masked (Visible to custom user, invisible to non-custom user)
U-SMS	On-demand	Service code authentication not passed (user unable to use)
	Monthly payment	Charge set to zero (User enabled)
	IVR	Service code closed (User disabled)
	Mobile Video	Service masked (Visible to custom user, invisible to non-custom user)
	BREW	Service masked (Visible to custom user, invisible to non-custom user)
	UniJa	Service masked (Visible to custom user, invisible to non-custom user)
	Multimedia message	Service masked (Visible to custom user, invisible to non-custom user)
	U-Mail	Service masked (Visible to custom user, invisible to non-custom user)

8.6 Party A classifies the default acts of Party B into the following classes according to the severity level: General Level A, General Level B, Severe Level A, Severe Level B, Major Level A and Major Level B, and Warning and Ceased Settlement. For detailed description on default acts, please refer to Annex II, List of Default Acts.

8.7 The default acts of Party B are incorporated into Chapter VI, Credit Evaluation system for credit points reduction, and additionally, subject to default act handled with specific methods as follows:

General Level A: The one month upon Party A’s issuing the default handling notice is the service rectification period, during which Party A masks the service in default and suspends processing any application for new service of the service type. For U-SMS and IVR service 10159, close the service channel in the province(s) where the default acts take place. After the rectification is accepted, cancel the mask and recover processing of new service application, and open the service channel; if the rectification is not accepted, drop the service off line till the rectification is acceptable, and then recover processing of new service application. Deduct double of the information service fee related to the default act occurred during the billing period of default, and charge 10% the total information fee (including the information service fee of the service in default) of the service type occurred during the billing period of default as liquidated damage (taken as RMB 5000 if the amount is less). Report to the industry regulatory authority, and inform the branches of Party A and other SPs.

General Level B: The one month upon Party A’s issuing the default handling notice is the service rectification period, during which Party A masks the service in default and suspends processing any application for new service of the service type. For U-SMS and IVR service 10159, close the service channel in the province(s) where the default acts take place. After the rectification is accepted, cancel the mask and recover processing of new service application, and open the service channel; if the rectification is not accepted, drop the service off line till the rectification is acceptable, and then recover processing of new service application. Deduct double of the information service fee related to the default act occurred during the billing period of default, and charge 30% the total information fee (including the information service fee of the service in default) of the service type occurred during the billing period of default as liquidated damage (taken as RMB 5000 if the amount is less). Report to the industry regulatory authority, and inform the branches of Party A and other SPs.

Severe Level A: For default of on-demand service, drop the service in default off line. For default of customized service, eliminate the customization relationship. The two-month period upon Party A’s issuing the default handling notice is the service rectification period, during which Party A masks the service in default and suspends processing any application for new service of the service type. For U-SMS and IVR service 10159, close the service channel in the province(s) where the default acts take place. After the rectification is accepted, cancel the mask and recover processing of new service application, and open the service channel; if the rectification is not accepted, drop the service off line till the rectification is acceptable, and then recover processing of new service application. Deduct double of the information service fee related to the default act occurred during the billing period of default, and charge 30% the total information fee (including the information service fee of the service in default) of the service type occurred during the billing period of default as liquidated damage (taken as RMB 10 000 if the amount is less). Report to the industry regulatory authority, and inform the branches of Party A and other SPs.

Severe Level B: For default of on-demand type service, drop the service in default off line. For default of customized service, eliminate the customization relationship. The two-month period upon Party A’s issuing the default handling notice is the service rectification period, during which Party A masks the service in default and suspends processing any application for new service of the service type. For U-SMS and IVR service 10159, close the service channel in the province(s) where the default acts take place. After the rectification is accepted, cancel the mask and recover processing of new service application, and open the service channel; if the rectification is not accepted, drop the service off line till the rectification is acceptable, and then recover processing of new service application. Deduct double of the information service fee related to the default act occurred during the billing period of default, and charge 50% the total information fee (including the information service fee of the service in default) of the service type occurred during the billing period of default as liquidated damage (taken as RMB 10 000 if the amount is less). Report to the industry regulatory authority, and inform the branches of Party A and other SPs.

Major Level A: For default of on-demand type service default, drop the service in default off line. For default of customized service, eliminate the customization relationship. The two-month period upon Party A’s issuing the default handling notice is the service rectification period, during which Party A masks the service in default and suspends processing any application for new service of the service type. For U-SMS and IVR service 10159, close the service channel in the province(s) where the default acts take place. After the rectification is accepted, cancel the mask and recover processing of new service application, and open the service channel; if the rectification is not accepted, drop the service off line till the rectification is acceptable, and then recover processing of new service application. Deduct double of the information service fee related to the default act occurred during the billing period of default, and charge 80% the total information fee (including the information service fee of the service in default) of the service type occurred during the billing period of default as liquidated damage (taken as RMB 10 000 if the amount is less). Report to the industry regulatory authority, and inform the branches of Party A and other SPs.

Major Level B: Terminate cooperation in the type of service in default. Suspend processing any application for new service of the service type filed by the partner within one year upon Party A’s issuing the default handling notice. Deduct double of the information service fee related to the default act occurred during the billing period of default, and charge 80% the total information fee (including the information service fee of the service in default) of the service type occurred during the billing period of default as liquidated damage (taken as RMB 10 000 if the amount is less). Report to the industry regulatory authority, and inform the branches of Party A and other SPs.

Warning: The month in which Party A issues the warning notice to Party B is the statistical month, and the credit points of Party B in the statistical month are deducted by 1.5 points.

Ceased settlement: The month in which Party A issues the warning notice to Party B is the statistical month, and the credit points of Party B in the statistical month are deducted by 2 points. For other methods of handling, the Administrative Rules of Unicom on Quality Supervision of Information Service Business (2007) shall apply.

8.8 Deduction Methods for Deducting Double of the Total Information Service Fee related to the Service in Default and Liquidated Damage: If the current settlement amount is insufficient for deducting double of the total information service fee related to the service in default and the liquidated damage, then the deduction is further made from the subsequent settlement of Party B, and by analogy, until the deduction is made in full. If the amount is still insufficient for deduction up to the termination date of this Agreement, Party A has the right to recourse.

8.9 If the same default act of Party B occurs in different branches of Party A and determined by each branch as default, the calculation is not cumulative.

8.10 When handling default acts related to U-SMS and IVR 10159 of one point access, one point signing contract, settlement and management by province during transition period, the branch of Party A shall investigate and collect evidence, determine the severity level of default and deduct the relevant liquidated damage; Meanwhile, the branch of Party A shall report the service in default, default level and investigation and evidence collecting results to Party A, and Party A shall enforce the handling method for relevant services in the network-wide according to the methods for handling the default. The specific methods for enforcement are as follows:

	Punishment Method of Party A’s branch	Punishment Method of Party A
General Level A	Port Suspended	Service in default masked	Deduction of information fee as fine
Network-wide U-SMS service	Province branch port suspended for one month	Service in default masked for one month	Deduction of 10% information fee as fine
Network-wide IVR service	Province branch port suspended for one month	Service in default masked for one month	Deduction of 10% information fee as fine
Network-wide IX and GPRS services	/	Service in default masked for one month	Deduction of 10% information fee as fine
General Level B	Port Suspended	Service in default masked	Deduction of information fee as fine
Network-wide U-SMS service	Province branch port suspended for one month	Service in default masked for one month	Deduction of 30% information fee as fine
Network-wide IVR service	Province branch port suspended for one month	Service in default masked for one month	Deduction of 30% information fee as fine
Network-wide IX and GPRS services	/	Service in default masked for one month	Deduction of 30% information fee as fine
Severe Level A	Port Suspended	Service in default off line or eliminated of customization relationship	Deduction of information fee as fine

Network-wide U-SMS service	Province branch port suspended for one month	On-demand type service in default dropped offline. Custom type service in default eliminated of customization relationship.	Deduction of 30% information fee as fine
Network-wide IVR service	Province branch port suspended for one month	Service in default dropped offline.	Deduction of 30% information fee as fine
Network-wide IX and GPRS services	/	Service in default dropped offline.	Deduction of 30% information fee as fine
Severe Level B	Port Suspended	Service in default off line or eliminated of customization relationship	Deduction of information fee as fine
Network-wide U-SMS service	Province branch port suspended for two months	On-demand type service in default dropped offline. Custom type service in default eliminated of customization relationship.	Deduction of 50% information fee as fine
Network-wide IVR service	Province branch port suspended for two months	Service in default dropped offline.	Deduction of 50% information fee as fine
Network-wide IX and GPRS services	/	Service in default dropped offline.	Deduction of 50% information fee as fine
Major Level A	Port Suspended	Service in default off line or eliminated of customization relationship	Deduction of information fee as fine
Network-wide U-SMS service	Province branch port suspended for two months	On-demand type service in default dropped offline. Custom type service in default eliminated of customization relationship.	Deduction of 80% information fee as fine
Network-wide IVR service	Province branch port suspended for two months	Service in default dropped offline.	Deduction of 80% information fee as fine
Network-wide IX and GPRS services	/	Service in default dropped offline.	Deduction of 80% information fee as fine
Major Level B	Port Suspended	Exit of the service type	Deduction of information fee as fine
Network-wide U-SMS service	Province branch port suspended for twelve months	Terminate the service type, and reject application within one year.	Deduction of 80% information fee as fine
Network-wide IVR service	Province branch port suspended for twelve months	Terminate the service type, and reject application within one year.	Deduction of 80% information fee as fine
Network-wide IX and GPRS services	/	Terminate the service type, and reject application within one year.	Deduction of 80% information fee as fine

8.11 For any default handling on Party B, Party A shall notify Party B in an appropriate way, and meanwhile inform it of the influence incurred therefrom, and the outstanding information service fee shall be handled in accordance with relevant provisions of this Agreement.

8.12 In case Party B fundamentally defaults or severely violates the service quality standard established by Party A or user service standard in operation of one or more item of value-added service, or occurs major defect in providing users with business service or content under this Agreement, or Party B utilizes technology means in actively or passively participating in activities damaging or infringing Party A’s or the user’s interests, or causes adverse social impact to Party A or the users due to Party B’s malpractice in operation, Party A may terminate all or any part of businesses with Party B without existence of violation/default acts and even terminate this Agreement, without prejudice to its termination of the subject item of service in accordance with provisions of this Agreement.

8.13 In that Party B utilizes technology means independently or together with others in maliciously damaging interests of Party A or the users or jeopardizing network security, or that Party A’s business platform/system may have data or abnormality problem due to existence of the said acts of Party B, then Party A may firstly suspend the business with Party B, and inform Party B on a timely basis, while Party B shall provide sufficient evidence within 7 working days to account for and explain the data or abnormality problem, or otherwise Party B shall be deemed as conducting acts maliciously damaging interests of Party A or the users, and the case shall be handled in accordance with the relevant provisions of this Agreement.

Chapter IX Customer Service

9.1 The wireless value-added business customer service management of Party A is performed in accordance with relevant policies and laws and regulations released by the Ministry of Information Industry and existing customer service standard of Party A, including but not limited to: Telecommunication Service Rules (Decree No.36 of Ministry of Information Industry), China Unicom Customer Brand Service Standard, China Unicom “Unicom 10010” Service Rules, and the Administrative Rules of Unicom on Quality Supervision of Information Service Business (2007).

9.2 Party A shall use 10109696 as the unified SP service supervision telephone number network-wide and at the local area.

9.3 Party B shall provide perfect and standardized customer service system, including but not limited to the following:

(1) Customer service telephone: Assigned with 7*24 customer service telephone with short numbers of 800, 400 and 1010XXXX, and not permitted to be used as PSTN number or mobile phone number.
(2) Platform function: The customer service system has functions of switching, automatic call distribution, computerized telephone integration, IVR automatic voice reply, agent, recording, database and business presetting.
(3) Business function: The customer service center realizes service functions of information inquiry, service cancellation, service inquiry and complaint handling, mainly in form of incoming call and manual service.
(4) Seat configuration: The customer service for SP shall be guaranteed with at least 5 seats and 12 customer servers for incoming call.

(5) System performance and business indicators: System call completing rate of 99%, service level (20s manual call completing rate) of 80%.

9.4 Before providing services to the users, Party A and Party B must fully inform the users of the name of enterprise providing service, specific service name, service content, charge rate, customer service telephone, service cancellation and other information that the users should be informed.

9.5 Party A and Party B shall both provide the customers with diverse and convenient service subscription relationship inquiry means and service cancellation means. Party A and the branches of Party A shall independently realize control and management of SUP service subscription relationship and independently provide service inquiry means and cancellation means.

9.6 Party A and Party B adopts the primary responsibility system for the users’ complaints. Whichever party the complaint issues belong to, the party receiving the user complaint has the responsibility for coordinating and properly solving the problems with the user. If any problem involves the other party, the other party shall assist in solving it.

9.7 For any consultancy or complaint that has to be settled by Party B, Party A shall inform Party B through work-order circulation system, and request settlement within specified time limit and Party A shall give reply to the user afterwards.

9.8 Party B may not ask the user to contact directly with Party A on account that the consultancy or complaint it receives belongs to the problem of Party A. If Party B deems that the consultancy or complaint it receives truly belongs to the problem of Party A, Party B shall assist Party A in analysis and handling, and contact Party A within one hour and refer the problem to Party A upon confirmation of Party A.

9.9 If either party is unable to judge which party the responsibility of the consultancy or complaint it receives belongs to, the receiving party should contact the other party within one hour, and investigate the responsibility, and promptly help the customer solve the problems and may not shirk the responsibility upon each other.

9.10 If the user complaint is due to service quality falling short of that as committed in the publicity, the party making commitment in publicity shall reply the user and solve the complaint problem, while the other party should give cooperation as necessary.

9.11 When Party B is unable to continue providing value-added services due to poor operation and consequent withdrawal from this Agreement or other reasons of its own, Party B shall be directly responsible for explanation to the user and disposal work. Unless withdrawn in accordance with the withdrawal mechanism as specified in this Agreement, Party B shall inform Party A of the withdrawal of value-added service at least three months in advance. Party A shall timely terminate the information service fee collection agency, and assist Party B in giving explanation and account to the users.

9.12 Party A and Party B shall strictly observe the relevant regulations of the Ministry of Information Industry and competent authority, and properly handle user complaints and claims.

Chapter X Billing, Settlement and Charge Agency

10.1 Billing

10.1.1 The communication rate is established by Party A. The price for information service is principally established by Party B and reviewed and adopted by Party A. Any change of the information service price (including change of charge mode) shall be formally enforced subject to the confirmation of Party A.

10.1.2 When establishing the price for information service, Party B may choose modes by time, by time length or by month, and also provide multiple charge modes for the users to select. Party B shall clearly inform the users of the charge mode, rate, payment time and customer service telephone in the form of website announcement, explicit expression in the customization agreement, display on the mobile phone interface or sending short message.

10.2 Settlement

10.2.1 The income from all types of communication fee incurred from the user or Party B’s use of Party A’s mobile communication network is vested in Party A.

10.2.2 For the information fee collected by Party A on all value-added services, the information fee shall be settled on the basis of amount received. The received settlement base is calculated as follows: received amount minus refund money and the information fee incurred beyond 20 items in the service billing ticket for the same SP customized by user. The received settlement base is used to calculate the received settlement data as per the rules for sharing information fee between Party A and Party B, while the actual settlement amount is obtained after deducting compensation payment, liquidated damage, unbalanced communication fee and other fees confirmed by both parties from the received settlement data.

10.2.3 The share proportion of information service fee by type of service is listed in Annex IV.

10.2.4 Billing period: The statistical period for Party A’s billing system on Party B’s information service fee is normally divided by natural month, starting from zero o’clock of the first day of a natural month and ending at 24 o’clock of the last day of the month.

10.2.5 Flow Process for Settlement:
(1) The user uses the wireless value-added service in the first month, and the information service fee is generated during the first month;
(2) The second month and the third month are the months for the user to make payment;
(3) Party A issues the settlement messages to Party B through SP service system before the fifteenth day of the fourth month.
(4) In case of discrepancy, Party B must file application for reconciliation before the twenty-fifth day of the fourth month, or otherwise Party B shall be deemed as having confirmed it if no such application is filed, and Party A will not accept any further application for reconciliation. After Party B files the application for reconciliation, Party A shall feed back principally within a period of not longer than 3 months, and the specific flow process for reconciliation follows the relevant management methods of Party A and Management Methods for Reconciliation received by China Unicom Wireless Value-added Service SP.
(5) If the amount received by Party A differs from the statistical data of Party B by not more than (≤) 8%, then the data of Party A shall prevail; If the deviation is greater than (>) 8%, Party B can file application for reconciliation, finds out the reasons for the difference, and properly solves it according to the actual conditions on a timely basis. Any delay of Party A in payment to Party B caused by the reconciliation may not be deemed as Party A’s default in obligation for timely payment.

(6) Party B shall deliver the stamped and confirmed settlement confirmation sheet and formal invoice to Party A before the twenty-fifth day of the fourth month. The name and account in the invoice provided by Party B shall be consistent with that in SP management system, or otherwise the payment shall be rejected.
(7) Party A shall transfer the settlement money deducted with liquidated damage and unbalanced communication fee to the account designated by Party B.
(8) Party A can only transfer the settlement amount when the cumulative net settlement amount of Party B is up to more than RMB 50 000; If the net settlement amount of Party B is not more than RMB 50 000 during the term of agreement, the settlement amount is transferred in the last month during the term of the agreement.
(9) If Party B fails to feed back the settlement confirmation sheet and invoice (affixed with official stamp of Party B as required by Party A) before the twenty-fifth day of the fourth month on account of Party B itself or for reasons of reconciliation, then Party A shall postpone the service settlement payment of the month to Party B. Specifically, Party A confirms the settlement document through SP service system before the end of the nearest natural season after Party A receives the settlement confirmation sheet and invoice of Party B, and complete the payment in the month succeeding the confirmation. Party A's postponement of payment due to application of this paragraph does not constitute delay in payment under this Agreement, and consequently not undertake any default liability incurred therefrom.
(10) If Party B fails to provide Party A with settlement confirmation sheet within one year (starting from the twenty-fifth day of the fourth month upon occurrence of the service), Party B shall be deemed as waiver of rights to collect the sum of money. Party A shall be discharged from obligation of paying the sum to Party B thereafter.

10.2.6 Party A shall calculate and add up each item of service income due to Party B in accordance with the distribution proportion for each item of value-added service, and then deduct (or add) other fees that Party B should pay (or obtain), and calculate to obtain the income of Party B finally settled by Party A (hereinafter the “settled information service fee”). The said “other fees” include but not limited to the following: liquidated damage deducted due to default acts, and web hosting fee. With the consent of Party A and Party B, the business income and payable income of Party B can also be settled separately, and applied with separate settlement flow process.

10.2.7 If the reconciliation results show the settled information service fee as negative, Party B shall pay the relevant sum to Party A within 10 working days upon receiving the notice from Party A. Party B receives the formal invoice timely at the place of Party A after the payment. If Party B delays in such payment, it has to pay overdue fine amounting to one thousandth of the total overdue charge per day; meanwhile, Party A has the right to directly deduct its overdue charge and overdue fine from the next period of settlement payment. If Party B delays payment up to 60 days, Party A has the right to unilaterally terminate the Agreement, and investigate the legal liability of Party B.

10.2.8 Party B shall timely update its information for payment as registered in the SP service system such as bank account, and if Party B’s untimely update of information for payment results in return of Party A’s payment by the bank, or other difficult situations so that Party A is unable to pay in time, then Party A postpones payment of the sum. The time for handling the postponement starts from June or December nearest to the date when Party A is informed of Party B’s correct bank account; in this case, Party A shall not be liable for any default liability for untimely payment.

10.2.9 For change of its company name, Party B shall notify Party A in time through SP service system or other appropriate means. For sums due to Party B upon Party B’s change of its company name, Party A shall effect payment to the bank account designated by Party B upon change of its company name, whether the sum occurs before or after the change of Party B’s company name. In case Party B’s failure to properly handle the name change formalities results in Party A’s inability to timely pay, Paragraph 10.2.8 of this Agreement shall apply.

10.2.10 If Party B terminates this Agreement due to application of provisions of this Agreement, Party A and Party B shall settle the information service fee incurred before termination. During settlement, the settlement method, period and flow process shall be determined as stated in Article

10.2, and applied in combination with the provisions on deduction of information service fee and liquidated damage due to default acts under this Agreement.

10.3 Charge agency

10.3.1 The information service fee is billed and collected by Party A in a unified way. Party B may not charge any information service fee from the user. The communication fee is billed by Party A and collected from the user or Party B.

10.3.2 Before collecting the information service fee for Party B, Party A has the right to review the charge agency items and general content on item-by-item basis; Party B shall give active cooperation. The review mainly covers: whether the content provided by Party B violates the Article 57 and Article 58 of Telecommunication Regulation of PRC and specific provisions in other relevant laws and regulations and policies.

10.3.3 Before Party A collects information service fee from user agency, Party B shall provide relevant materials to certify that the user uses the service on an informed and voluntary basis, and the collected charge is billed as of the actual use of the user (except for monthly charge); Party A and Party B shall keep the records for user customization and use of service for at least five months.

10.3.4 When issuing charge receipt to the user, Party A shall clearly indicate informative words such as Charge Agency and the amount of charge agency in the column of Charge Agency. Party A shall provide the user with reasonable and valid methods and means for the users to inquiry on the name of Party B for charge agency, service item description for charge agency and specific amount; when the user requests for providing billing list for charge agency, Party A and Party B shall provide the user with the same free of charge and not collect any charge from the other party.

10.3.5 When the user has dispute over the information service fee collected and refuses to pay, Party A shall only collect the fees other than the portion in dispute, and inform Party B of the situation in time.

10.3.6 When the user has objection against the charge agency, and Party A and Party B are unable to provide evidence to certify that the charge is errorless, Party A shall firstly handle by temporarily refunding to the user, and meanwhile compensate in accordance with the compensation principle publicly committed by Party A, and deduct the portion of information service fee and compensation cost (except for the compensation cost due to responsibility of Party A) from the percentage of money receivable by Party B in the next settlement period. After that, Party B is responsible for properly settling the disputes with the user.

10.3.7 During the process of settling disputes, Party A and Party B may not stop or terminate the services other than those in dispute.

Chapter XI Intellectual Property Rights

11.1 Any copyright, trade mark, patent and other intellectual property rights involved in process of business by both parties shall meet the requirements in relevant laws of the country; Party B shall sign the authorization/license agreement as necessary with intellectual property right owner/title holder and/or their agents, to guarantee that the wireless value-added service provided by Party B does not infringe upon any legitimate interests and rights of the intellectual property right owner/title holder. For any dispute over the intellectual property right with a third party arising from the content of service provided by Party B, Party A will not hold any responsibility.

11.2 Party A and Party B may negotiate with each other on affixing the brand of Party A, brand of customer, service name, trademark, identification or LOGO to the value-added service of Party B. Without the written confirmation of Party A, Party B may not use them in any form without authorization, and Party B may not mislead its users in believing that the content or service independently provided by Party B is provided by Party A or together by Party A and Party B. Party B guarantees to use the said identifications strictly in accordance with the China Unicom VI Management Manual and other relevant regulations of Party A.

11.3 Party A and Party B may not infringe on trade mark or other intellectual property rights of any party and/or third party under any circumstance. If either Party A or Party B infringes upon intellectual property rights of others in its unilateral acts, the infringing party shall undertake the entire infringement responsibility, and compensate possible economic losses to the non-infringing party, and eliminate any possible negative social impact on the non-infringing party.

Chapter XII Alteration or Termination of Agreement

12.1 If Party A establishes relevant service provisions, management methods, quality standards and/or customer service standards during the term of this Agreement, such provision or standard shall become part of the terms that should be observed by Party A and Party B under this Agreement. In case of any conflict between the said provision, method and/or standard with provisions in this Agreement, the said provision, method and/or standard shall prevail except for the methods for handling default act; unless both parties determine upon discussion that this Agreement applies or the content in conflict is subject to separate agreement.

12.2 Either party to this Agreement shall notify the other party at least fifteen days in advance in a written form for any alteration or modification of this Agreement. Both parties shall negotiate and confirm such alteration or modification of this Agreement in writing.

12.3 Unless explicitly specified in this Agreement, either party to this Agreement shall not suspend or terminate the implementation of this Agreement or unilaterally cancel this Agreement without written consent of the other party during the term of this Agreement.

12.4 In case the failure of either party to fulfill its responsibility or obligation as specified in this Agreement causes the other party unable to operate or unable to normally carry out the wireless value-added service under this Agreement, such failure shall be deemed as unilaterally termination of this Agreement by the default party, and the observant party has the right to claim on the economic losses caused by the default act of the default party and cancel this Agreement.

12.5 Terms on alteration or termination of this Agreement due to the influence of the qualification of Party B: When the following circumstance exists with Party B, this Agreement shall be automatically terminated:
(1) Transfer resources such as number, trunk or digital website obtained by Party A without approval of Party A;
(2) Operate in the business operation area beyond the geographical area of operation and business scope as specified in the qualification permit;
(3) Provide service content and type requiring qualification permit under the condition that it has not obtained the qualification permit issued by competent authority;
(4) Provide false copyright or false qualification;
(5) Other acts of unauthorized business operation or content provision against requirements of competent authority or agreement between both parties.

12.6 In case of any event on company nature, qualification and civil capacity caused by division, merger, dissolution, liquidation or bankruptcy of Party B during the execution of this Agreement, Party B shall notify Party A in time and observe provisions for withdrawal and buffer period under this Agreement. If Party B loses its qualification or capability in wireless value-added service under this Agreement due to dissolution, liquidation or bankruptcy, this Agreement shall be terminated accordingly. In the event of division or merger of Party B, this Agreement shall be terminated accordingly; and the corporation (or other entity) taking over the wireless value-added service of Party B under this Agreement shall re-apply for opening service to Party A, and modify the corporate identification code and other messages of Party B in the business system of Party A and SP service system on a timely basis.

12.7 In case of change to Party B’s company name, Party B shall go through in time the formalities for change of company name, replacement of valid subject qualification certificate and business qualification certificate with the industry and commerce administration department and the competent authority for information.

12.8 If Party B is unable to receive this Agreement affixed with seal of Party A within one month upon Party A’s notification for Party B’s receipt due to its own reasons, in other words the time interval for signatures between Party A and Party B is more than one month, this Agreement shall be deemed as not signed and become ineffective, the access qualification of Party B is automatically cancelled, and meanwhile the service application becomes invalid. Or, if Party B receives the agreement affixed with seal of Party A within one month but fails to deliver this Agreement affixed with seals of both parties to Party A due to its own reasons during the one month period, this Agreement shall be deemed as not signed and become ineffective, the access qualification of Party B shall be automatically cancelled, and meanwhile the service application becomes invalid.

Chapter XIII Confidentiality

13.1 The confidential information as described in this Agreement refers to the commercial secret (including financial secret), technical secret, business know-how and (or) other information and materials due to be kept confidential which are obtained or known by one party (hereinafter the “receiving party”) from the other party (hereinafter the “disclosing party”) or jointly created by both parties during the execution of this Agreement and are integral to this Agreement, whether the said information and materials are in whatever form or carried in whichever way, and whether the disclosing party has expressed its confidentiality in oral, image or written form.

13.2 During the validity period of this Agreement and five years after its termination, neither party may disclose, divulge or provide confidential information to any third party.

13.3 Party A or Party B shall take appropriate measures to properly keep the confidential information provided by the other party, and the due diligence for the measures is not lower than the level of due diligence for protecting its own confidential information. Party A and Party B may only use the confidential information for the relevant purpose or objective under this Agreement.

13.4 Both parties guarantee that the confidential information is made known only to the responsible persons and employees engaged in business of their respective parties. Before the said persons of both parties know the confidential information, they will be informed of the confidentiality of the confidential information and the obligation they should undertake, and demonstrate in a verifiable way that the said persons actually undertake the confidential obligation under this Agreement.

13.5 If really necessary, the receiving party shall return all the documents or other materials containing confidential information in accordance with instructions of the disclosing party, or destroy the same according to its instruction.

13.6 The said limitation provisions in this chapter are not applicable to the following circumstances:
A.	Upon or before signing this Agreement, the confidential information has been legally owned by the receiving party;
B.	When informed to the receiving party, the confidential information has been made public or available from the public domain.

C.	The confidential information is obtained by the receiving party from a third party without confidentiality or non-disclosure obligation.
D.	The confidential information has been made public or available from public domain without breach of agreed obligations under this Agreement.
E.
The confidential information is independently developed by the receiving party or its affiliate or associated company, and without acquiring any benefit from the information obtained from the notifying party or its affiliate or associated company;

F.
When the receiving party has to disclose any confidential information in that the information is required to be disclosed upon request of court or as required by other legal or administrative department (through oral questioning, inquiry, request for materials or documents, summon, civil or criminal investigation or other procedures), the receiving party shall immediately send notification to the notifying party whenever such circumstance arises, and make necessary explanations.

13.7 Party A and Party B have the confidentiality obligation for specific content in this Agreement.

13.8 The document delivery or document exchange such as communication, notice or information between Party A and Party B for the execution of this Agreement shall be properly stored by both parties, and may not be used for any purpose detrimental to the business conducted between both parties. Neither party may defame or slander the other party, or publicly release any point of view unfavorable to both parties for purpose of offending the other party.

Chapter XIV Force Majeure

14.1 The Force Majeure refers to any event that is uncontrollable or unforeseeable or foreseeable but unavoidably encumbering either party from total or partial execution of this Agreement, including earthquake, landslide, subsidence, flood, typhoon, climate abnormality or natural disaster, and fire, explosion, accident, war, terrorist incident, large scale epidemic, sabotage, hacker intrusion, network breakdown or any other similar or different accidental events.

14.2 If any force majeure event results in either party’s inability to fulfill its obligation, the party is not responsible for losses caused to the other party.

14.3 The party encountered with the said force majeure event shall immediately notify the other party of the event in a written form, and give details of the event and present valid certification documents issued by government authority giving reasons that the agreement is unable to be or fully performed or needs to be postponed. Both parties shall negotiate to determine whether this Agreement is further fulfilled or terminated in accordance with the effect of the event on the performance of this Agreement.

Chapter XV Applicable Law and Dispute Settlement

15.1 The conclusion, effectiveness, fulfillment and interpretation of this Agreement shall be governed by the laws of the People’s Republic of China.

15.2 Any dispute arising from or in connection with this Agreement shall be settled through amicable negotiation between both parties. In case of settlement failure, the dispute shall be brought to the people’s court where Party A is located.

Chapter XVI Miscellaneous Provisions

16.1 Transferability. Except for the circumstances specified in Chapter V of this Agreement, all or part of the rights and obligations under this Agreement shall not be transferred.

16.2 The agreement signed by both parties constitutes agreement relationship only between the two parties. No provision in this Agreement can be interpreted as follows: (a) there is partnership or other relationship resulting in joint liability between both parties to this Agreement; (b) either party becomes the agent of the other (except for prior written consent of the other party); (c) either party is authorized to incur expense or other form of obligation for the other party (except for prior written consent of the other party).

16.3 Any right under this Agreement is not exercised or delayed by either party shall not be deemed as a waiver thereof; the exercise or partial exercise of any rught by either party under this Agreement does not preclude the party from further exercise of the right in the future.

16.4 The invalidity of any provision in this Agreement does not influence the validity of other provisions of this Agreement.

16.5 Except for early termination as agreed upon, the term of this Agreement starts from September 1st 2007 and ends on June 30th 2008. If Party A and Party B have carried out value-added services or signed similar agreements before the said term of this Agreement, Party A and Party B shall implement the provisions of this Agreement as of the implementaiton date of this Agreement. If Party A and Party B have never carried out value-added services or signed similar agreements before the said term of this Agreement, this Agreement takes effect as of the date when the authorized representatives of Party A and Party B affix signature or seal on this Agreement.

16.6 At expiration of this Agreement and on condition that no alteration is made to the content of this Agreement, Party A may review the fulfillment ability and qualification of Party B. If it is considered that Party B has the fulfillment ability and that the qualification of Party B are adequate for further fulfillment of conditions in this Agreement, this Agreement shall be automatically extended, and the term of each extension is one year.

16.7 This Agreement and the annexes hereto are made in duplicate, one copy for Party A and Party B separately. Each copy of the original has the same legal effect.

Signature page (no text on this page)

Party A: China United Communications Corporation

Legal Representative/Authorized Representative: (signature)

Date:

(Special seal for contractual use of China United Communications Corporation)

Party B: Beijing AirInbox Information Technologies Co., Ltd.

Legal Representative/Authorized Representative: (signature)

Date:

(Special seal for contractual use of Beijing AirInbox Information Technologies Co., Ltd.)

Annex I Definition

Unless otherwise specified in this Agreement or the context otherwise requires, the following terms shall have meanings as follows:

1.	SP
SP is the abbreviation of Service Provider. SP in this Agreement refers to the professional service agency providing communication and information service. SP can be the network operator itself or integrate services with other network operators to provide comprehensive service to the customers.

SP mentioned in this Agreement refers to all the value-added service providing professional agencies that are willing to use the mobile communication networks and value-added service platforms provided by Party A and provide value-added service for the mobile communication network user of Party A.

2.	User
The natural person, legal person or other organization that use mobile terminal or other telecommunication terminal recognized by Party A, have access to the mobile communication network and value-added service platform of Party A and voluntary use the value-added service provided by Party A and Party B.

3.	Wireless Value-added Service
The wireless value-added service is the general term of information service and application introduced by Party B to the user of Party A and based on the mobile network and value-added service platforms of Party A. The wireless value-added service uses UNI as the general trademark, with main service types as follows: U-SMS, U-Info, U-IVR, U-Mail, U-Magic, CRBT and Mobile Video, and more types will be introduced with the technology and service innovation.
(1)
U-SMS: Refers to services of information on demand and customization, location service and e-commerce applications based on short message technology. U-Info: Refers to the services of message browsing, picture, music and cartoon download (Download Fun), WAP PUSH, interactive application and e-commerce application based on wireless application protocol (WAP).

(2)	U-IVR: Refers to the audio message service in form of audio music, chat, information search and interactive participation based on IVR technology.
(3)
U-Mail: Mobile publication subscription and push based on E-Mail protocols such as SMTP/IMAP4/POP3, and information on demand and customization services based on multimedia message sending (MMS) technology.

(4)	U-Magic: Off-line application and on-line application of comprehensive information and entertainment based on BREW/JAVA technology.
(5)	CRBT: Individualized color ring back tone (CRBT) service.
(6)	Mobile Video: High quality video and audio services based on streaming media technology.

4.	Mobile Communication Network and Value-added Service Platform
In this Agreement, the mobile communication network refers to the mobile communication network infrastructure provided by Party A. The value-added service platform is the service platform added for certain or multiple value-added services on the basis of mobile communication network, including but not limited to, providing user interface, SP/CP interface, service management and application billing functions.

5.	Service Supporting System
The service supporting system refers to the user management and authentication, billing, settlement and charge systems as required for normal operation of business.

6.	Communication Channel
The communication channel refers to the physical or logic link provided for communication between users in the mobile communication system.

7.	Port
The port refers to the interface setting for establishing communication connection between application servers provided between value-added service platform and mobile communication network, value-added service platform and SP/CP, including communication address and relevant parameters.

8.	Data Flow
The data flow refers to the incoming and outgoing communication flow through value-added service platform.

9.	Test
The test herein refers to the tests on services provided by SP/CP through certain tools and methods, including network connection test, interface consistency test and function test, to make sure that the services meet the opening and operating requirements. The time necessary for testing or the period of time that should be elapsed as deemed by Party A is termed as the Test Period.

10.	Withdrawal and Buffer Period
When the SP/CP service needs to be terminated, SP/CP shall notify the user in an appropriate way within certain time before the termination of the service to reduce possible losses to the user due to the termination of the service, and continue to provide services to the user in accordance with the user agreement. Such period is termed as withdrawal and buffer period.

11.	Equipment Connection Point
The equipment connection point refers to the location for connection between two physical or logic devices.

12.	Maintenance Interface
The entire business system as required for providing service to users consists of different parts, of which maintenance responsibility belongs to different responsible persons. The maintenance interface is the location for dividing technology service and maintenance responsibility between different liable persons.

13.	System Maintenance
The system maintenance refers to the daily maintenance and failure maintenance as necessary for guaranteeing normal operation of business system.

14.	Gateway
Gateway refers to the devices providing functions of protocol transition and system interconnection.

15.	User Customization
The user confirms acceptance of the service content, and voluntarily requests for receiving the service.

16.	Uplink Short Message
Refers to the short message originated by the mobile phone and destined at the short message gateway of Party B. The fees incurred from uplink short message are uplink communication fees, and charged to the users by Party A.

17.	Downlink Short Message
Refers to the short message originated from the short message access number of Party B and destined at the user mobile phone. The downlink short message includes the short messages in PUSH service.

18.	Unbalanced Communication Fee
The unbalanced communication fee refers to the fee generated from the short messages in the unbalanced part (calculated as: downlink short message piece number minus uplink short message piece number). The unbalance communication fee is charged by Party A to Party B.

19.	7*24h
Refers to 7-day per week and 24-hour per day, and without holiday or rest time.

20.	Communication fee
Refers to the fee incurred from network resources of Party A taken up by the user or SP/CP. The communication fee is charged to the user or SP/CP by Party A and vested in Party A.

21.	Information Service Fee
The information service fee refers to the fees generated from the use of SP/CP content information or application service except for communication fee. The information service fee is distributed between Party A and Party B in proportion. Before distribution between Party A and Party B, the fee calculated from the billing and settlement system of Party A and charged from the user is termed as the Total Information Service Fee. According to the agreement between both parties, the information service fee settled by Party A upon deducting certain proportion of share and fee from the Total Information Service Fee is termed as settled information service fee.

22.	Billing Period
The statistical period for Party A’s billing system on Party B’s information service fee is normally divided by natural month, starting from zero o’clock of the first day of a natural month and ending at 24 o’clock of the last day of the month.

23.	Corporate Code
The corporate code refers to the abbreviation of China Unicom Wireless Value-added Service SP/CP Corporate Code, the unique corporate identity for identifying Party B in the system of Party A.

24.	SP Service System
The SP service system refers to the on-line office system built and maintained by Party A and used for realizing routine work such as access, agreement signing, reconciliation, information release and feedback during business development of Party A and Party B.

25.	Ranking
The ranking refers to the places of SP/CP other than those in service supporting period ranking from high to low when carrying out certain item of wireless value-added service in terms of one or more indicators of information service income or service quantity. When the total of SP/CP multiplied by a percentage is a whole number with a decimal, the number is rounded off. For SP/CP with uncertain information service income due to reason of reconciliation, the ranking is based on calculation of data of Party A before reconciliation.

26.	Service Supporting Period
Before Party B obtains the network-wide access qualification and within three complete billing periods from opening and billing of certain service after the service passes the test for the first time, Party A shall grant certain preferential policy to Party B for the service in term of service ranking and service withdrawal, the purpose of which is to provide certain period of time for service fostering for Party B to carry out the business. The period of time is termed as service supporting period. Party A and Party B may choose whether to apply the service supporting period in light of the features of wireless value-added services being carried out, and details the rights and obligations of both parties during the service supporting period in the specific service annexes.

27.	Service Mask
The mask of any service other than IVR service and U-SMS service means that Party A cancels the form of displaying Party B’s service/column to the user, but reserves the user’s customization relationship and billing. The service mask for IVR service refers to temporary closing of service access code. The service mask for U-SMS service refers to reservation of user customization relationship but set the service information fee to zero.

28.	Service Off-line
The service off-line means that Party A closes the service/column of Party B, cancels the user customization relationship and stops billing of the service.

29.	Withdrawal
Means that Party A terminates certain service type of Party A, and that Party A no more accepts any application of the service type from Party B within certain period of time.

30.	Service Type
The service type refers to the type that can be classified as specified in the service management specification of Party A and by similarity in terms of technology, e.g. U-SMS service.

31.	Credit Evaluation System
The credit evaluation system refers to the evaluation of SP credit standing by factors such as user complaint, SP default, violation and cooperation level, determination of SP credit level by quantitative rating, and grant different service development strategy to SP of different credit level.

32.	Resource Use Fee
Party B has to pay a certain amount of resource use fee to Party A for its use of Party A’s number and/or E1 port resource and the management cost incurred therefrom.

33.	Content Development
The content development means that the text, voice, picture, video or any combination of the said items is processed with legal technology means or scientific means to become value-added service products available to users through value-added service platform.

34.	Platform Construction and Maintenance
The platform construction and maintenance refers to the software and hardware facilities for value-added service under this Agreement and the daily maintenance and failure maintenance work as necessary for normal operation.

35.	Market Promotion
The market promotion refers to the organization and implementation of market activities such as marketing and planning for value-added services.

36.	Customer Service
The customer service refers to the necessary services provided to users for normal and reasonable use of value-added services, including but not limited to, the before-sales, in-sales and after-sales services for customers e.g. reply to service inquiry and complaint handling.

Annex II List of Default Acts

Article I	Free service not provided to the requirements	Default level
1	Not clearly inform the user of the term of free use or condition of free use prior to the free use by the user.	General level A
2
During free service, direct the user to the link of billing page using technology means; or use technology means and violate the service logic to result in change of the normal link of service, and receive user complaints in number of not more than 50.
General level A
3
During free service, direct the user to the link of billing page using technology means; or use technology means and violate the service logic to result in change of the normal link of service, and receive user complaints in number of more than 50 (inclusive).
General level B
4	Not inform the user of the charge standard upon expiration of the free service period and before charging.	Severe level A
5	Start to customize the user without obtaining confirmation of user customization upon expiration of the free service period and before charging.	Severe level B

Article II	Unauthorized change of service content
6	After the service is put on line, adjust the service content to other service content without authorization, for example: adjust the news type service to tourism type.	General level A
7	After the service is put on line, adjust or change the service content to vulgar and unhealthy content without authorization.	Severe level B
8
After the service is put on line, adjust or change the service content to illegal, reactionary messages, such as content related to feudal superstition, gambling, drug, underworld, gun and magic potions, obscene and pornographic contents, and Falun Gong Cult.
Major level A

Article III	Secretly carry out un-reviewed services
9	Secretly carry out services not reviewed by Party A but formally brought on line.	Severe level A

Article IV	Provide unauthorized service content
10	Violate the state legal provisions on intellectual property rights, and provide content without authorization of title holder	Severe level A
11	Violate the state legal provisions on intellectual property rights, and provide content without authorization of title holder, and cause economic losses to Party A or title holder.	Severe level B

Article V	Charge agency against regulations
12	Collect charges on internet website service or content in violation of relevant national laws and regulations or service specification of Party A.	General level A
13	Collect charges on unhealthy website service or content in violation of relevant national laws and regulations or service specification of Party A.	Severe level A
14	Collect charges on illegal or reactionary website service or content in violation of relevant national laws and regulations or service specification of Party A.	Major level A

Article VI	Unauthorized change of group sending scope or content approved by Party A.
15	Unauthorized change of group sending scope or content approved by Party A.	General level A
16	Unauthorized change of group sending scope or content approved by Party A, and the group sending content has deceptive or inductive false messages.	General level B
17
Unauthorized change of group sending scope or content approved by Party A, and changes the group sending content to illegal or reactionary messages, such as content related to feudal superstition, gambling, drug, underworld, gun and magic potions, obscene and pornographic contents, and Falun Gong Cult.
Major level A

Article VII	Private group sending without approval of Party A.
18	Privately sends PUSH message, short message and mail without approval of Party A, and the number of user complaint <200.	General level A
19	Privately sends PUSH message, short message and mail without approval of Party A, content of unhealthy direction, and the number of user complaint <200.	General level B
20	Privately sends PUSH message, short message and mail without approval of Party A, and 200≤the number of user complaint <500.	Severe level A
21	Privately sends PUSH message, short message and mail without approval of Party A, content of unhealthy direction, and 200≤the number of user complaint <500.	Severe level B
22	Privately sends PUSH message, short message and mail without approval of Party A, content of unhealthy direction, and the number of user complaint≥500.	Major level A
23
Privately sends PUSH message, short message and mail without approval of Party A, with publicity of illegal or reactionary content, such as content related to feudal superstition, gambling, drug, underworld, gun and magic potions, obscene and pornographic contents, and Falun Gong Cult.
Major level A
24	Privately sends PUSH message, short message and mail without approval of Party A, with publicity of illegal or reactionary content, and the number of user complaint≥500.	Major Level B

Article VIII	Deceptive customization or on demand
25	Fraudulent act e.g. deception or inducement of users in providing services to the users, and the number of user complaint<20.	General level A
26	Fraudulent act e.g. deception or inducement of users in providing services to the users, and the number of user complaint≥20.	General level B
27	Deceive the users in customization or on-demand service to cause billing to the users, and the number of user complaint<20 or number of user deceived or induced with billing <200.	Severe level A
28	Deceive the users in customization or on-demand service to cause billing to the users, and the number of user complaint≥20 or number of user deceived or induced with billing ≥200.	Severe level B
29	Deceive the users in customization or on-demand service to cause billing to the users, and bad acts or means to cause significant social influence or significant adverse influence to Party A.	Major level B

Article IX	Forcible customization or on-demand
30
Provide user with customization or on-demand service without permission, but Party B has sufficient evidence to demonstrate that it is caused by uncontrollable reason or not by subjective reasons of Party B.
General level A
31
Provide user with customization or on-demand service without permission using technology or other means to cause overdue or error billing to users, and the number of user complaint<20 or the number of user forcibly customized<200.
General level B
32
Provide user with customization or on-demand service without permission using technology or other means to cause overdue or error billing to users, and 20≤the number of user complaint<200 or 200≤ the number of user forcibly customized<2000.
Severe level B

33
Provide user with customization or on-demand service without permission using technology or other means to cause overdue or error billing to users, and the number of user complaint≥200 or the number of user forcibly customized≥2000.
Major level A
34
Provide user with customization or on-demand service without permission using technology or other means to cause overdue or error billing to users, and such bad acts or means cause significant social influence or significant adverse influence to Party A.
Major level B

Article X	Forcible customization or fee deduction on numbers yet to be used
35
Deduct fees on numbers not used; or use technology means to open accounts by simulating the number not used, and form into customization relationship, and the number of numbers with fee deducted <1000.
Major level A

36
Deduct fees on numbers not used; or use technology means to open accounts by simulating the number not used, and form into customization relationship, and the number of numbers with fee deducted ≥1000.
Major level B

Article XI	Unauthorized built-in service
37	Privately build in terminal service of terminal vendor without consent of Party A.	Major level B

Article XII	Unauthorized use of Party A’s materials
38	Privately use the name, identity and other relevant materials of Party A without consent of Party A.	General level A
39	Privately use the name, identity and other relevant materials of Party A without consent of Party A and cause adverse influence or economic loss to Party A.	Severe level A

Article XIII	Unstated relevant information
40
Any of the following items is not clearly informed to the user in the Instructions on Service Charge Standard according to the Service Management Regulations: Name of company of Party B, service name, information charge standard, and customer service telephone No.
General level A

Article XIV	Unavailable for normal use of service
41	The Party B’s service design or system problem results in inability to provide service to user or cancellation of user customization relationship.	General level A
42	Party B’s service design or system problem results in the user’s inability to cancel the service.	Severe level A

Article XV	Charge for non-service
43	Collect the charges to the user under condition that no service is provided to the user.	General level A

Article XVI	Network failure
44
The system of Party B causes service platform or network major failure of Party A, and influences partial area service or network-wide service of Party A, due to malicious intent of Party B or other circumstances when Party B is unable to demonstrate causes from any third party.
Severe level B

Article XVII	Unfair competition
45	Use unfair competition to disrupt the market order.	Severe level A
46	Use unfair competition to disrupt the market order, disturb the normal operation activity of Party A and cause economic loss to Party A.	Major level A

Article XVIII	Improper handling of dispute or lawsuit
47
For action, arbitration or dispute arising from or in connection with business of Party B, Party B gives improper cooperation, untimely feedback or unreasonable solution or refuse to cooperate in handling.
General level A

48
For action, arbitration or dispute arising from or in connection with business of Party B, Party B gives improper cooperation, untimely feedback or unreasonable solution or refuses to cooperate in handling, and consequently results in damage to interests of Party A or causes adverse influence on Party A.
Severe level A

Article XIX	Non-support or insufficient support in customer service
49
The 24h customer service telephone of Party B provides relevant information inconsistent with the relevant information on the SP service system of Party A, or unable to be normally put through, or receives no answer over long time.
General level A

50
Fail to provide relevant customer service support as per the agreement and service management methods, shift responsibility to others or fail to timely respond to the customer service complaints of Party A as per the time committed in the agreement.
General level B

Article XX	Violation of Provisions in Administrative Rules of Unicom on Quality Supervision of Information Service Business
51
User complaints caused by reasons of Party B, the number of complaint for every RMB 10 000 information income of the service type being complained ranks the top 5, and the time of complaint per RMB 10 000 information income is greater than or equal to three.
Warning
52
User complaints caused by reasons of Party B, the number of complaint for every RMB 10 000 information income of the service type being complained is greater than or equal to 10, or the complaint relates to 15 or more provinces.
Warning
53
Party B is suspected of sending undesirable short messages to induce the user for use or other IVR service against regulations and consequently result in user complaint, the number of complaint for the service type being complained in each province by month is greater than or equal to 200.
Warning
54	Party B fails to confirm the responsibility within specified time limit by investigation on user complaint in accordance with the relevant management requirements.	Warning
55	Party B refuses to cooperate in handling the user complaint or appeal.	Warning
56	User complaint or appeal to cause serious influence or user's legal action against China Unicom due to reasons of Party B.	Warning
57	The user complaint is handled by government, industry competent authority and social service quality supervision organization, and verified to be the responsibility of Party B.	Warning
58	Circulation of a notice by government, industry competent authority and social service quality supervision organization due to reasons of Party B.	Warning
59
User complaints caused by reasons of Party B, the number of complaint for every RMB 10 000 information income of the service type being complained is greater than or equal to 20, or the complaint relates to 20 or more provinces.
Ceased settlement
60
Party B is suspected of sending undesirable short messages to induce the user for use or other IVR service against regulations and consequently result in user complaint, the number of complaint for the service type being complained in single province is greater than or equal to 350.
Ceased settlement
61	Customer complaints filed to the Complaints Center of the Ministry of Information Industry due to reasons of Party B and awarded as corporate responsibility.	Ceased settlement
62	The user complaint is handled by government, industry competent authority and social service quality supervision organization, and verified to be the serious violation responsibility of Party B.	Ceased settlement
63	User complaint caused by reasons of Party B, cumulative thrice or more warnings with the service type being complained.	Ceased settlement
64	User complaint caused by reasons of Party B, cumulative twice or more ceased settlement in 12 consecutive months; or ceased settlement, and settlement unrecoverable in half a year.	Major level B

65	Customer complaints filed to the Complaints Center of the Ministry of Information Industry due to reasons of Party B and awarded as twice or more frequent corporate responsibility.	Major level B
66	Exposed by central or province-level media exactly due to Party B’s violation of regulations, and seriously damaged the image of Party A’s company in either direct or indirect way.	Major level B
67
Handled by warning or more severe level by relevant higher authorities such as Ministry of Information Industry and the Communication Administration of each province due to Party B’s violation of regulations.
Major level B
68	Party B violates relevant national laws and regulations, and acts detrimental to the interests of user.	Major level B

Article XXI	Others
69	Engage in activities detrimental to interests of Party A and/or user, or provide service content detrimental to interests of Party A and/or user.	General level A ~ Major level B

Notes:
1.
Unless specially agreed upon in the text of the Agreement, annexes hereto or this List, the acts listed in the column of “Default Act” include the possible defaults when carrying out various types of value-added services; however, some default acts are not applicable to each type of wireless value-added service due to technology reasons or service characteristics.

2.
“Default Act” is normally classified into six types: General Level A, General Level B, Severe Level A, Severe Level B, Major Level A and Major Level B and warning and ceased settlement, which correspond to the default handling methods and default level classification in the text of the Agreement, and principally based on the severity level of default acts, losses caused (or likely caused) to Party A and/or user, and adverse influence on Party A and/or user. If the Default Level does not specifically specify certain level but the scope, such as “General Level A ~Major Level B”, Party A can select the appropriate level of default in accordance with the nature of the default act itself, severity of loss that the default act causes to Party A and/or user, and the influence of the default act on Party A and/or user.

3.
Except for application of this List, Party A may apply the service specification and management method that it has established according to the provisions in the text of this Agreement. However, in case of conflict between the service specification or management method and this List, this List shall prevail.

Annex III Evaluation of Credit Rating

This Annex specifies the standard and point value for adding/subtracting points for credit rating evaluation in accordance with Chapter VII of this Agreement and other provisions on credit rating evaluation and credit point calculation.

Notes to adding points:
(1)
In any natural quarter, if no situation of subtracting credit points occurs in the quarter, and the information service income is not lower than RMB 600 000 upon average distribution in the quarter, then add 3 points.

(2)
The point addition is limited to 100 points. No additional point is added after 100 points are obtained in full. If any circumstance of subtracting points arises, the point is subtracted from the 100 points.

(3)
No point addition may occur within 3 complete billing periods starting from initial opening and billing of business with newly cooperated SP, but instead only point subtraction occurs. After the 3 complete billing periods expire, points can be added if the condition for point addition is satisfied.

The standards for point addition or subtraction are applied as per the table below:
Evaluation factor	Specific content	Point subtracting method	Point addition method
Default	General level A/B	1 point/time	Calculated by natural quarter, if no circumstance of point subtraction occurs in the quarter, add 3 points; For SP with average monthly income in the quarter lower than RMB 600 000, no point is added.
	Severe level A/B	2 points/time
	Major level A/B	3 points/time
Violation	Service mask due to user complaint, and not constitute default situation	1 point/service type/month
Complaint	Warning due to user complaint	1.5 points/time
	Ceased settlement due to user complaint	2 points/time
Level of non-cooperation	Failure to pay as per requirements	2 points/time
	Failure to provide invoice and confirmation sheet as per requirements	1 point/time
	Provide false qualification materials	2 points/time
	SP service system information not timely updated	1 point/time
	Non-cooperation or bad attitude in handling complaint and default	2 points/time
	Not participate in important meetings as required	1 point/time
Others	Other violation, complaint or non-cooperation acts	1~3 points/time

Annex IV List for Proportion of Distribution

Service type		Proportion of distribution (Party A: Party B)
U-SMS		20:80
CDMA 1X service	U-Info (WAP)	15:85
U-Magic
U-Mail
GPRS (WAP, MMS, JAVA)		40:60
Mobile stock

Notes:
1.	The income from communication fee and basic function fee under each type of service is vested in Party A, and not involved in distribution.
2.	For information fee settlement base for BREW service under U-Magic, the settlement is made upon deducting the 10% developer application cost for Broadbus.
3.	Unbalance communication fee is charged on U-SMS with rate as follows: (downlink piece number-uplink piece number)* RMB 0.05/piece.
4.	Equation for settlement:
(1)	U-SMS: Settlement fee for Party B = Received amount of information service fee * distribution proportion of 80% for Party B-unbalance communication fee.
(2)	U-Info (WAP): Settlement fee for Party B = Received amount of information service fee * distribution proportion of 85% for Party B-WAP PUSH communication fee.
(3)	U-Magic Unija: Settlement fee for Party B = Received amount of information service fee * distribution proportion of 85%.
(4)	U-Magic BREW: Settlement fee for Party B = Received amount of information service fee * distribution proportion of 85%-developer application fee.
Developer application fee=Σ(Developer application unit rate (>=RMB 5)* distribution ratio of 10% the developer application fee)+ Σ (when developer application unit rate<RMB 5, the fee is RMB 5).
(5)	U-mail: Settlement fee for Party B = Received amount of information service fee * distribution proportion of 85%.
(6)	GPRS (WAP, U-mail, JAVA): Settlement fee for Party B = Received amount of information service fee * distribution proportion of 85%.
(7)	Mobile stock: Settlement fee for Party B = Received amount of information service fee * distribution proportion of 60%.
5.
In the equation for settlement, the “received amount of information service fee” is the base for settlement. As described in Paragraph 10.2.2, the final settlement money payable to Party B is calculated as follows: deduct the preceding compensation, default deduction, unbalance communication fee and other fees confirmed between both parties from (settlement base* distribution proportion for Party B).

Place for Affixing of Tax Stamps

(Tax Stamp)

(Seal of Beijing AirInbox Information Technologies Co., Ltd.)

Column for Examination and Registration by Registration Authority:

Person-in-Charge (Seal) Technology Contract Registration Authority (Special Seal)

(the Special Seal of Beijing Technology Market Administration Office for Registration of Technology Contract)
January 24, 2008